December 28, 2006

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington DC 20549

Re: Infolinx Communications Ltd. SB-2 Registration Statement

Dear Sirs:

As independent registered public accountants, we hereby consent to the inclusion or incorporation by reference in this Form SB-2 Registration Statement dated December 28, 2006, of the following:

  Our report to the Stockholders and Board of Directors of Infolinx Communications Ltd. dated December 11, 2006 on the financial statements of the Company as at November 30, 2005 and 2004, the related statements of operations, stockholders’ equity and cash flows for the years then ended and for the period from October 23, 2000 (inception) to November 30, 2005.

In addition, we also consent to the reference to our firm included under the heading “Experts” in this Registration Statement.

Yours truly,

“DMCL”

Dale Matheson Carr-Hilton LaBonte LLP
“DMCL” Chartered Accountants
Vancouver, British Columbia